Exhibit 5.2
[SIROTE & PERMUTT, P.C. LETTERHEAD]
March 18, 2009
Board of Trustees
Colonial Properties Trust
2101 Sixth Avenue North
Suite 750
Birmingham, Alabama 35202
Ladies and Gentlemen:
          We have acted as special Alabama counsel to Colonial Properties Trust, an Alabama real estate investment trust (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission, relating to the proposed public offering of up to $500,000,000 in aggregate amount of one or more series of the following securities of the Company: (i) common shares of beneficial interest, par value $0.01 per share (the “Common Shares”); (ii) preferred shares of beneficial interest, par value $0.01 per share (the “Preferred Shares”); (iii) Preferred Shares represented by depositary receipts (the “Depositary Shares”); (iv) warrants to purchase Common Shares, Preferred Shares or Depositary Shares (the “Warrants”); and (v) rights to purchase Common Shares (the “Rights” and, together with the Common Shares, Preferred Shares, Depositary Shares and Warrants, the “Securities”), all of which may be sold from time to time and on a delayed or continuous basis, as set forth in the prospectus which forms a part of the Registration Statement, and as to be set forth in one or more supplements to the prospectus. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement
          For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and

Board of Trustees
Colonial Properties Trust
March 18, 2009

statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
          For purposes of this opinion letter, we have assumed that (i) the issuance, sale, amount and terms of any Securities of the Company to be offered from time to time will have been duly authorized and established by proper action of the Board of Trustees of the Company or a duly authorized committee of such board (“Board Action”) consistent with the procedures and terms described in the Registration Statement and in accordance with the Company’s Declaration of Trust, as amended (the “Declaration of Trust”) and bylaws and applicable provisions of Alabama law, in a manner that does not violate any law, government or court-imposed order or restriction or agreement or instrument then binding on the Company or otherwise impair the valid or binding nature of the obligations represented by the applicable Securities; (ii) at the time of offer, issuance and sale of any Securities, the Registration Statement will have been declared effective under the Securities Act of 1933, as amended (the “Act”), and no stop order suspending its effectiveness will have been issued and remain in effect; (iii) prior to the issuance of any Preferred Shares or Depositary Shares, appropriate articles supplementary complying with the Company’s Declaration of Trust and bylaws and applicable provisions of Alabama law will be filed for recordation with the Judge of Probate of Jefferson County of the State of Alabama; (iv) any Depositary Shares will be issued under one or more deposit agreements by the financial institution identified therein as depositary, each deposit agreement to be between the Company and the financial institution identified therein as depositary; (v) any Warrants will be issued under one or more warrant agreements, each to be between the Company and a financial institution identified therein as warrant agent; (vi) any Rights associated with the Common Shares will be issued under one or more rights agreements, each to be between the Company and a financial institution identified therein as rights agent; (vii) if being sold by the issuer thereof, the Securities will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable Board Action authorizing such sale and any applicable underwriting agreement or purchase agreement and as contemplated by the Registration Statement and/or the applicable prospectus supplement; (viii) the Company will remain an Alabama real estate investment trust; and (ix) the Securities will not be issued in violation of the ownership limit contained in the Company’s Declaration of Trust.
          In rendering the opinions expressed below, we have also assumed without investigation that, with respect to each offer, issuance, sale, and delivery by the Company of Securities and each purchase by the purchasers thereof, (a) at the time thereof and at all times subsequent thereto, such offer, issuance, sale, delivery, and purchase did not violate, result in a breach of, or conflict with any law, rule, regulation, order, judgment, or decree, in each case whether then or subsequently in effect; (b) no event has taken place subsequent to any such offer, issuance, sale, delivery or purchase, or will take place which would cause any such offer, issuance, sale, delivery, or purchase, not to comply with any law, rule, regulation, order, judgment, decree, or duty, or which would permit the Company or any other party at any time thereafter to cancel, rescind, or otherwise avoid any such offer, issuance, sale, delivery or purchase; (c) there was no misrepresentation, omission, or deceit by the Company, or any such

Board of Trustees
Colonial Properties Trust
March 18, 2009

other party, in connection with any such offer, issuance, sale, delivery or purchase; and (d) each offer, issuance, sale, delivery or purchase is governed by the laws of the State of Alabama.
          To the extent that the obligations of the Company with respect to the Securities may be dependent upon such matters, we assume for purposes of this opinion that the other party under the warrant agreement for any Warrants, under the deposit agreement for any Depositary Shares, and under the rights agreement for any Rights associated with the Common Shares, namely, the warrant agent, the depositary, or the rights agent, respectively, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that such other party will be duly qualified to engage in the activities contemplated by such warrant agreement, deposit agreement, or rights agreement, as applicable; that such warrant agreement, deposit agreement or rights agreement, as applicable, will have been duly authorized, executed and delivered by the other party and will constitute the legal, valid and binding obligation of the other party enforceable against the other party in accordance with its terms; that such other party will be in compliance with respect to performance of its obligations under such warrant agreement, deposit agreement or rights agreement, as applicable, with all applicable laws and regulations; and that such other party will have the requisite organizational and legal power and authority to perform its obligations under such warrant agreement, deposit agreement, or rights agreement, as applicable.
          This opinion letter is based as to matters of law solely on the Alabama Real Estate Investment Trust Act of 1995, and we express no opinion herein as to any other laws, statutes, ordinances, rules or regulations (an in particular, we express no opinion as to any effect that such laws, statutes, ordinances, rules or regulations may have on the opinions expressed herein). As used herein, the term “Alabama Real Estate Investment Trust Act of 1995” includes the statutory provisions contained therein, all applicable provisions of the Alabama Constitution and reported judicial decisions interpreting these laws. The opinion expressed herein is based on a review of those laws that, in our experience, are generally recognized as applicable to the transactions contemplated in the documents. To the extent that any matter as to which our opinion is expressed herein would be governed by any other jurisdiction other than the State of Alabama, we do not express any opinion on such matters.
          Based upon, subject to and limited by the foregoing, we are of the opinion that
          (a) The Common Shares and associated Rights (including any Common Shares and associated Rights duly issued upon the exchange or conversion of Preferred Shares that are exchangeable for or convertible into Common Shares or upon the exercise of Warrants for the purchase of Common Shares and receipt by the Company of any additional consideration payable upon such conversion, exchange or exercise), upon due execution and delivery of a rights agreement relating to the Rights associated with the Common Shares on behalf of the Company and the rights agent named therein (in the case of any associated Rights), will be validly issued, and the Common Shares will be fully paid and non-assessable.

Board of Trustees
Colonial Properties Trust
March 18, 2009

          (b) The Preferred Shares (including any Preferred Shares represented by Depositary Shares or that are duly issued upon the exercise of Warrants for the purchase of Preferred Shares and receipt by the Company of any additional consideration payable upon such exercise), will be validly issued, fully paid and non-assessable.
          (c) The Warrants, upon due execution and delivery of a warrant agreement relating thereto on behalf of the Company and the warrant agent named therein and due authentication of the Warrants by such warrant agent, and upon due execution and delivery of the Warrants on behalf of the Company, will constitute valid and binding obligations of the Company.
          (d) The depositary receipts evidencing the Depositary Shares, upon due execution and delivery of a deposit agreement relating thereto on behalf of the Company and the depositary named therein and due countersignature thereof and issuance against a deposit of duly authorized and validly issued Preferred Shares in accordance with the deposit agreement relating thereto, will constitute valid and binding obligations of the Company.
          The opinion in paragraph (a) above concerning the Rights does not address the determination a court of competent jurisdiction may make regarding whether the Board of Trustees of the Company would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time and that our opinion in paragraph (a) above addresses the Rights and the rights agreement in their entirety and not any particular provision of the Rights or the rights agreement and that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.
          The opinions expressed in paragraphs (c) and (d) above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Securities are considered in a proceeding in equity or at law).
          This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.
          We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. Hogan & Hartson L.L.P., counsel to the Company, may rely on this opinion in rendering its opinion to you with respect to those matters specified herein. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Board of Trustees
Colonial Properties Trust
March 18, 2009

Very truly yours, SIROTE & PERMUTT, P.C.